                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           Uno Restaurant Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
                           UNO RESTAURANT CORPORATION
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                    UNO RESTAURANT CORPORATION TO BE HELD ON
                               FEBRUARY 23, 1999

    The Annual Meeting of Stockholders of UNO RESTAURANT CORPORATION will be held on Tuesday, February 23, 1999 at 10:00 a.m., at "Pizzeria Uno...Chicago Bar & Grill" located at One Newton Place, 287 Washington Street, Newton, Massachusetts, for the following purposes:

    1. To elect two Class II directors to hold office until the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

    2. To consider and act upon any matters incidental to the foregoing purposes and any other matters which may properly come before the Meeting or any adjourned session thereof.

    The Board of Directors has fixed January 22, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

You are cordially invited to attend the Meeting.

                                          By Order of the Board Of Directors
                                          Allan Afrow,
                                          Secretary

Boston, Massachusetts
January 29, 1999

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT, IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, THE PROXY IS REVOCABLE AS DESCRIBED IN THE PROXY STATEMENT.

                           UNO RESTAURANT CORPORATION
                                PROXY STATEMENT
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON FEBRUARY 23, 1999

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Uno Restaurant Corporation, a Delaware corporation with its principal executive offices at 100 Charles Park Road, West Roxbury, Massachusetts 02132 (referred to hereinafter as the "Company"), for use at the Annual Meeting of Stockholders to be held on February 23, 1999, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about January 29, 1999. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

    Only stockholders of record at the close of business on January 22, 1999 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 10,337,810 shares of Common Stock, $.01 par value, of the Company (the "Common Stock"). Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

    The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, for the election of the nominees as directors. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the Meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    At the Meeting, two Class II directors are to be elected to serve until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes. At each Annual Meeting of Stockholders following the initial classification, the directors elected to succeed those whose terms expire shall be identified as being the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting of Stockholders after their election, and until their respective successors are duly elected and qualified, unless an adjustment in the term to which an individual director shall be elected is made because of a change in the number of directors.

    The Restated Certificate of Incorporation sets the initial number of directors at seven and authorizes the Board of Directors and the stockholders to change the number from time to time. The terms of Craig S. Miller and Robert M. Brown expire at the Meeting. Mr. Miller is being renominated for election as a Class II director, and Paul W. MacPhail is being nominated for election as a Class II director, each to hold office until the 2002 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Mr. Brown, who will not stand for reelection, will continue to serve the Company as Senior Vice-President--Administration. In addition, S. James Coppersmith has resigned as a Class I director and his position on the Board of Directors will remain vacant at this time. The Company would like to express its gratitude to Mr. Coppersmith and Mr. Brown for their valuable years of service as directors.

    It is the intention of the persons named as proxies to vote for the election of Mr. Miller and Mr. MacPhail as Class II directors. In the unanticipated event that the nominees should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate or to reduce the number of directors. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

    The following table sets forth certain information with respect to the nominees and each of the directors whose term extends beyond the Meeting, including the year in which the nominees' terms would expire, if elected. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries.

                                                                                                                  YEAR TERM
                                                                                                                   EXPIRES,
                                                                                                                      IF
                                                                                                      DIRECTOR     ELECTED,
NAME                                            AGE                 PRINCIPAL OCCUPATION                SINCE     AND CLASS
------------------------------------------      ---      ------------------------------------------  -----------  ----------

Craig S. Miller*..........................          49   President, Chief Executive Officer and            1985   2002 Class
                                                         Director of the Company                                      II

Paul W. MacPhail*.........................          35   Executive Vice President and Chief                       2002 Class
                                                         Operating Officer                                            II

Robert M. Brown**.........................          51   Senior Vice President-Administration and          1987   1999 Class
                                                         Director of the Company                                      II

Aaron D. Spencer..........................          67   Chairman and Director of the Company              1979   2000 Class
                                                                                                                     III

Stephen J. Sweeney........................          69   Former Chairman of the Board of Boston            1991   2000 Class
                                                         Edison Company                                              III

James F. Carlin, Jr.......................          58   Chairman and Chief Executive Officer of           1996   2000 Class
                                                         Carlin Consolidated, Inc.                                   III

John T. Gerlach...........................          66   Director of the Graduate Business Program,        1987   2001 Class
                                                         Sacred Heart University                                      I

------------------------

*   Nominees for Class II directors.

** Term expires at the Annual Meeting. Mr. Brown will continue to serve the Company as Senior Vice President--Administration.

    Mr. Miller has been President since 1986 and Chief Executive Officer since September 30, 1996. From 1986 to 1998, he served as Chief Operating Officer. From 1984 to 1986, he served as a Vice President and then Executive Vice President of the Company. Prior to joining the Company, he spent 11 years with the General Mills Inc. restaurant subsidiary, including four years in various executive capacities with Casa Gallardo Mexican restaurants and 6 years with the Red Lobster restaurant chain. Mr. Miller has a total of 31 years of experience in the restaurant industry.

    Mr. MacPhail was appointed Executive Vice President and Chief Operating Officer on December 1, 1998. Mr. MacPhail served as Senior Vice President--Operations from January 1997 to November 1998. From October 1994 to January 1997, he served as Divisional Vice President--Operations and from November 1992 to October 1994, he served as a Regional Director of Operations. From 1990 to 1992, Mr. MacPhail served with the Company as a General Manager and Senior Operations Manager. Prior to joining the Company, Mr. MacPhail served for 8 years as a General Manager with Ground Round, Inc. Mr. MacPhail has a total of 15 years of experience in the restaurant industry.

    Mr. Brown has been Senior Vice President--Administration since June 1997. He was Senior Vice President--Finance from 1988 until 1997 and served as Chief Financial Officer and Treasurer from 1987 to 1997. From 1987 to 1988, he served as Vice President--Finance of the Company. From 1984 to 1987, he served as vice president, treasurer and chief financial officer of the waste management subsidiary of Genstar Corporation and was employed by SCA Services, Inc. from 1980 to 1984, most recently as assistant controller. He is a certified public accountant and has worked in accounting and finance since 1969.

    Mr. Spencer, the founder of the Company, has been Chairman of the Company since 1986 and previously served as the Company's Chief Executive Officer until September 30, 1996 and as the Company's President until 1986. Mr. Spencer has 33 years of experience in the restaurant industry and was the founder and owner of the predecessor of the Company which operated a chain of 24 Kentucky Fried Chicken franchised restaurants at the time the restaurants were sold.

    Mr. Sweeney was chairman of the board of Boston Edison Company from 1986 to 1992. He was chief executive officer of Boston Edison Company from 1984 to 1990 and president of Boston Edison Company from 1983 to 1987. Mr. Sweeney is a director of the Boston Edison Company, Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Financial Services, the Boston Stock Exchange Incorporated and Microscript, Inc.

    Mr. Carlin has been the chairman and chief executive officer of Carlin Consolidated, Inc., a management and investment company since 1966. He has been the chairman of the Massachusetts Board of Higher Education since 1995. He was also the receiver for the City of Chelsea, Massachusetts from 1991 to 1992. Mr. Carlin is a director of Health Plan Services, Inc., a trustee of the Massachusetts Health and Education Tax Exempt Trust, and a trustee or director of 33 funds managed by John Hancock Mutual Life Insurance Company. He is also a director of Alpha Analytical, Inc., Carlin Insurance Agency, Inc. and the Arbella Mutual Insurance Company.

    Mr. Gerlach has been the director of the Graduate Business Program of Sacred Heart University since July 1992. He was the director of the Center for Policy Issues of Sacred Heart University from January 1990 to July 1992. From 1988 to 1990, he was an adjunct professor of finance in the Graduate School of Business at Drexel University. From 1986 to 1988, he was associate director of Bear, Stearns & Co. From 1985 to 1986, he was a consultant for The Horn & Hardart Co., and from 1982 to 1985, he was the president and chief operating officer of The Horn & Hardart Co. Prior to that time, he was a vice president of General Mills Inc. He is presently a director of Marketing Sources Corporation and Security American Financial Enterprises, Inc.

MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company held five meetings during the fiscal year ended September 27, 1998. Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he was a member during such fiscal year.

    The Board of Directors has an Audit Committee, currently comprised of Messrs. Carlin, Gerlach and Sweeney, which met twice during fiscal year 1998. The functions performed by this Committee include recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of internal controls and the results of internal audit activities, and reviewing the implementation by management of recommendations made by the independent auditors.

    The Board of Directors also has a Compensation Committee, currently comprised of Messrs. Carlin, Gerlach and Sweeney. The Compensation Committee met once during fiscal year 1998. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning salaries, incentive plans, benefits and overall compensation.

    The Board of Directors also has an Executive Committee, currently comprised of Messrs. Gerlach, Miller and Spencer. The Executive Committee is responsible for reviewing and recommending to the Board of Directors for approval major business decisions, including capital and operating budgets, strategic plans, financing proposals, executive officer changes and composition of the Board of Directors. The Executive Committee met five times during fiscal year 1998.

    The Board of Directors does not have a nominating committee. Changes in directors are considered by the whole Board of Directors, based on recommendations of the Executive Committee.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth certain information as of November 27, 1998 concerning the beneficial ownership of Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation," below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                                                        SHARES OF COMMON
                                                                                             STOCK
                                                                                          BENEFICIALLY      PERCENT
NAME                                                                                       OWNED (1)       OF CLASS
--------------------------------------------------------------------------------------  ----------------  -----------

Robert M. Brown (2)(3)(4)(5)..........................................................          82,704             *

James F. Carlin, Jr.(2)(6)............................................................          24,906             *

Alan M. Fox (2)(4)(5).................................................................         107,658           1.0

John T. Gerlach (2)...................................................................          24,963             *

Damon M. Liever (2)(4)(5)(7)..........................................................          58,660             *

Paul W. MacPhail (2)(4)(5)............................................................          38,599             *

Craig S. Miller (2)(4)(5)(7)(8).......................................................         360,819           3.4

Aaron D. Spencer (2)(4)(9)(10)........................................................       2,511,477          24.1

Stephen J. Sweeney (2)................................................................          25,222             *

Uno Associates (10)...................................................................       3,692,707          35.8

Executive Officers and Directors as a Group (11 Persons)(11)..........................       7,026,776          64.7

------------------------

*   Represents less than 1%.

(1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Includes the following shares subject to currently exercisable options: Mr. Brown--74,442; Mr. Carlin--12,406; Mr. Fox--81,863; Mr. Gerlach--16,879; Mr.
    Liever--51,175; Mr. MacPhail-- 37,864; Mr. Miller--277,250; Mr.
    Spencer--78,000; Mr. Sweeney--19,347.

(3) Includes 1,625 shares held by Mr. Brown's spouse.

(4) Includes the following shares held in participant accounts under the employee stock ownership provision of the Company's Employee Stock Ownership Plan (the "ESOP"): Mr. Brown--967; Mr. Fox--675; Mr. Liever--221; Mr. MacPhail--200; Mr. Miller--1,628; Mr. Spencer--915. The voting power of these shares is held by the trustees of the ESOP.

(5) Includes the following shares held in participant accounts under the 401(k) savings provision of the ESOP: Mr. Brown--670; Mr. Fox--619; Mr. Liever--639; Mr. MacPhail--535; and Mr. Miller--624.

(6) Includes 2,500 shares held in a profit sharing plan and 10,000 shares held in a family trust.

(7) Includes the following shares held in deferred compensation accounts: Mr. Miller--10,000; Mr. Liever--2,000.

(8) Includes 9,375 shares held by a trust created by Mr. Miller, and 200 shares held by Mr. Miller's spouse.

(9) Includes 174,562 shares held by a charitable foundation of which Mr. Spencer is a trustee.

(10) Uno Associates is a partnership owned 80% by Mr. Spencer and 10% each by his two adult children, Lisa S. Cohen and Mark Spencer. Mr. Spencer is deemed to be the beneficial owner of all of the shares held by Uno Associates, and as a result is deemed to be the beneficial owner of an aggregate of 6,204,184 shares, including exercisable stock options (59.6% of the outstanding shares). The mailing address of Uno Associates and Mr. Spencer is 100 Charles Park Road, West Roxbury, Massachusetts 02132.

(11) Includes all shares beneficially owned by the executive officers and directors named and as described above, 2,625 shares beneficially owned by one executive officer not specifically named above, 94,325 shares subject to currently exercisable options held by two executive officers not specifically named above, an aggregate of 1,612 shares held in participant accounts under the 401(k) savings and employee stock ownership provisions of the ESOP for two executive officers not specifically named above, and 500 shares held in deferred compensation accounts for one executive officer not specifically named above.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation of each of the Chief Executive Officer and the four most highly-compensated executive officers of the Company whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                              ANNUAL COMPENSATION    COMPENSATION
                                                             ----------------------     AWARDS        ALL OTHER
                   NAME AND                                    SALARY      BONUS        OPTIONS     COMPENSATION
              PRINCIPAL POSITION                FISCAL YEAR     ($)         ($)         (#)(1)         ($)(2)
          -------------------------             -----------  ----------  ----------  -------------  -------------

Aaron D. Spencer..............................     9/27/98   $  262,500  $  113,926       37,500      $       0
  Chairman and Director                            9/28/97      250,000      87,501            0            449
                                                   9/29/96      250,000      68,900            0            533

Craig S. Miller...............................     9/27/98   $  262,500  $  146,474      250,000      $   1,560
  President, Chief Executive Officer, and          9/28/97      250,000     117,704            0          1,758
  Director                                         9/29/96      250,000      68,900       20,000          1,508

Robert M. Brown...............................     9/27/98   $  157,500  $   59,537      142,189      $   1,628
  Senior Vice President--Administration and        9/28/97      146,250      45,737            0          1,896
  Director                                         9/29/96      145,000      28,548        6,750          1,736

Damon M. Liever...............................     9/27/98   $  150,000  $   59,400      100,000      $   1,616
  Senior Vice President--Marketing                 9/28/97      145,000      45,512            0          1,804
                                                   9/29/96      145,000      30,180        6,750          1,644

Alan M. Fox...................................     9/27/98   $  160,000  $   61,920      137,696      $   1,616
  Senior Vice President--Purchasing,               9/28/97      145,000      49,863            0          1,612
  President--Uno Foods Inc.                        9/29/96      145,000      28,004        6,750          1,434

------------------------

(1) Consisting of options granted under the Uno Restaurant Corporation 1987 Employee Stock Option Plan, the Uno Restaurant Corporation 1997 Employee Stock Option Plan and the 1997 Key Officer Stock Option Plan.

(2) Consisting solely of benefits under the Company's 401(k) savings provision and the employee stock ownership provision of the Company's Employee Stock Ownership Plan (the "ESOP"). The ESOP is designed to invest Company contributions in shares of Common Stock. Such shares are entitled to receive dividends if and when declared. The Company's contributions to a participant's account are subject to a vesting schedule providing, in general, for no vesting before three years of service and 20% vesting for each additional year of service (100% vesting after seven years of service, although there is an accelerated six year vesting schedule under certain circumstances). As of October 1, 1998, the number and value of shares allocated to the accounts of the executive officers listed in the table above were as follows: Mr. Spencer--915 shares ($5,376), Mr. Miller--2,252 shares ($13,232), Mr. Brown--1,637 shares ($9,618), Mr. Liever--860 shares ($5,053) and Mr. Fox--1,295 shares ($7,606) (based upon the closing sale price of the Common Stock on the New York Stock Exchange on September 25,
    1998).

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED  IN- THE-MONEY OPTIONS
                                                                         OPTIONS AT                  AT
                                                                           9/27/98                9/27/98
                                SHARES ACQUIRED ON       VALUE          EXERCISABLE/            EXERCISABLE/
                                     EXERCISE          REALIZED         UNEXERCISABLE          UNEXERCISABLE
NAME                                    (#)             ($)(1)               (#)                    ($)
------------------------------  -------------------  -------------  ---------------------  ----------------------
Aaron D. Spencer..............          --                --               78,000/52,000             --
Craig S. Miller...............          --                --             277,250/216,500             --
Robert M. Brown...............          --                --              74,442/120,889        $   2,226/$0
Damon M. Liever...............          --                --               51,175/85,950             --
Alan M. Fox...................          12,696         $  29,929          81,863/116,396             --

------------------------

(1) Based upon the closing sale price of the Common Stock on September 25, 1998 on the New York Stock Exchange, minus the option exercise price.

    CHANGE IN CONTROL PROTECTION AGREEMENTS. The Compensation Committee determined and the Board of Directors of the Company affirmed that it is in the best interests of the Company's stockholders, employees and customers to assure continuity of management of the Company's administration and operations in the event of a change in control of the Company. Therefore, the Company has entered into Change in Control Protection Agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of the Company is terminated, other than for cause, within two years of a change in control.

    A Change in Control will be deemed to have occurred, among other reasons, if: the beneficial ownership interest of Aaron D. Spencer, Chairman of the Company, is reduced to less than 15% of the outstanding shares of Common Stock; another "person" becomes the beneficial owner of 35% or more of the Common Stock; a majority of the Board of Directors is replaced within a period of two years; or a sale of all, or substantially all, of the Company's assets occurs.

    The Change in Control Protection Agreements provide for severance payments that are, in general, the equivalent of salary and benefits for periods ranging from between 12 and 24 months. Pursuant to the Change in Control Protection Agreements, of the executive officers included in the Summary Compensation Table, Mr. Spencer and Mr. Miller would be entitled to severance payments equal to 24 months of salary and benefits, and Mr. Brown, Mr. Liever and Mr. Fox would be entitled to severance payments equal to 18 months of salary and benefits.

    See also, "Compensation of Directors--Indemnification Agreements."

COMPENSATION OF DIRECTORS

    Messrs. Carlin, Gerlach and Sweeney, members of the Board of Directors who are not employees of the Company, received an annual fee of $10,000 for the fiscal year ended September 27, 1998. In addition, these non-employee directors received the following fees for each meeting attended during the fiscal year:
$1,000 for each Board of Directors meeting, $500 for each committee meeting and $500 for the committee chairman for each committee meeting. They were also reimbursed for expenses incurred in attending such meetings.

    Members of the Board of Directors who are not employees of the Company participate in a retirement plan for non-employee directors that provides for the payment annually, upon retirement, of the annual fee then paid to active non-employee directors. This annual retirement payment will continue for the same number of years as the director served as a non-employee director.

    INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. The Company has also entered into similar agreements with certain of the Company's officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

    The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

    THE 1993 AND 1997 NON-QUALIFIED STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS. The Company has a 1993 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1993 Directors Plan") and a 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1997 Directors Plan"). The 1993 Directors Plan and the 1997 Directors Plan are referred to collectively as the "Directors Plans."

    Options may be granted under the Directors Plans only to directors of the Company who are not also employees of the Company. Currently, the non-employee directors of the Company are Messrs. Carlin, Gerlach and Sweeney.

    Pursuant to the 1997 Directors Plan, each year, immediately following the Company's Annual Meeting of Stockholders, each then non-employee director is granted an option to acquire 1,156 shares of Common Stock. During the fiscal year ended September 27, 1998, under the 1997 Directors Plan, the Company granted options to purchase 1,156 shares of Common Stock at an exercise price of $6.50 per share to each of Messrs. Carlin, Gerlach and Sweeney. After the Meeting this year, the Company will grant options to purchase 1,156 shares of Common Stock to each of Messrs. Carlin, Gerlach and Sweeney under the 1997 Directors Plan.

    Pursuant to the 1993 Directors Plan, each non-employee director was granted an option to acquire 6,250 shares of Common Stock as of the date of adoption of the 1993 Directors Plan. Subsequent to the date of adoption, an option to acquire 6,250 shares of Common Stock will be granted to each non-employee director immediately following the Company's Annual Meeting of stockholders at which such non-employee director is first elected by the stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is comprised of James
F. Carlin, Jr., John T. Gerlach and Stephen J. Sweeney. No member of the Compensation Committee is a former or current officer or employee of the Company. In addition, although Mr. Spencer and Mr. Miller are not members of the Compensation Committee, they serve as administrators of and are eligible to participate in the

Company's Management Bonus Plan. Bonuses under the Management Bonus Plan awarded to Mr. Spencer and Mr. Miller are reviewed and approved by the Compensation Committee. See "Compensation Committee Report."

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is comprised solely of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Company with respect to executive officer compensation policies addressing such matters as salaries, incentive plans, benefits and overall compensation. The Compensation Committee determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.

    The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent. The Compensation Committee endeavors to align the executive officer's interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officer with the opportunity to build a substantial ownership interest in the Company.

    The compensation of an executive officer of the Company includes cash compensation, consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and participation in a 401(k) savings and employee stock ownership plan, and participation in various benefit plans generally available to employees of the Company.

    CASH COMPENSATION. Cash compensation consists of a base salary plus an annual performance bonus under the Management Bonus Plan (the "Bonus Plan"). In determining base salary, the Compensation Committee reviewed national and regional compensation information for executives in the restaurant industry reported in various sources, including the 1997 Chain Restaurant Compensation Association Survey prepared by Towers, Perrin, Forster & Crosby, Inc. (the "Towers Perrin Survey"), a multiple regression analysis of compensation information for the executive positions of 68 companies, representing 112 dining concepts. The Compensation Committee also considered the individual experience and performance of each executive officer. The Compensation Committee sets base salaries at a level which is competitive with similarly situated corporations.

    The key management level employees, including executive officers, are eligible to participate in the Bonus Plan. The Bonus Plan is administered by Messrs. Spencer and Miller, although bonuses granted to Messrs. Spencer and Miller are reviewed and approved by the Compensation Committee. The purpose of the Bonus Plan is to align more closely the interests of the participating employees with the financial success of the Company and to reward individual performance contributing to such success. Under the Bonus Plan, each eligible employee is assigned a percentage bonus factor ranging from 10% to 35%, except in the case of Mr. Miller who was assigned a bonus factor of 45% in lieu of an increase in his base salary when he became Chief Executive Officer. Individual employee and Company goals are established each year. At the end of each year, each participating employee is rated against the employee's individual and Company goals on a scale of 0 to 1.5. That rating is multiplied by the employee's percentage bonus factor which in turn is multiplied by the employee's salary to determine the employee's potential bonus. However, bonuses are paid to employees only if the Company's earnings performance during the year exceeds a certain threshold as specified by the Compensation Committee. During the fiscal year ended

September 27, 1998, the Company paid an aggregate of $1,033,260 in bonuses under the Bonus Plan, including a total of $613,337 to all executive officers as a group. Of those executive officers named in the table above, Messrs. Spencer, Miller, Brown, Liever and Fox received bonuses of $113,926, $146,474, $59,537, $59,400 and $61,920, respectively.

    The Compensation Committee determined and the Board of Directors of the Company affirmed that it is in the best interests of the Company's stockholders, employees and customers to assure continuity of management of the Company's administration and operations in the event of a change in control of the Company. Therefore, the Company has entered into Change in Control Protection Agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of the Company is terminated, other than for cause, within two years of a change in control. See also, "Executive Compensation--Change in Control Protection Agreements."

    LONG-TERM INCENTIVE COMPENSATION. The executive officers, as well as all salaried employees, of the Company are also eligible to participate in the Uno Restaurant Corporation 1997 Employee Stock Option Plan (the "Employee Stock Option Plan") and the ESOP. The executive officers of the Company are also eligible to participate in the Uno Restaurant Corporation 1997 Key Officer Plan.

    The purpose of the Employee Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to associate more closely the interests of such persons with those of the Company. The Employee Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and the conditions of the Employee Stock Option Plan. Of the executive officers listed in the table above, for the fiscal year ended September 27, 1998, the Compensation Committee granted options to purchase 37,500 shares, 17,189 shares, and 12,696 shares to Mr. Spencer, Mr. Brown, and Mr. Fox, respectively.

    The purpose of the Key Officer Plan is to provide substantial equity incentives only to key officers of the Company. In adopting the Key Officer Plan, the Board of Directors and the Compensation Committee approved a one-time only grant of options to key officers of the Company. The options will only become exercisable to the extent financial performance goals are achieved by the Company. The Compensation Committee believes these stock options will be a substantial factor in motivating the Company's key officers to achieve the Company's financial goals and to provide incentives to remain with the Company over the long term. Of those executive officers named in the table above, Messrs. Miller, Brown, Liever and Fox received options to purchase 250,000, 125,000, 100,000 and 125,000 shares, respectively. Mr. Spencer did not receive any options.

    The executive officers also participate in the ESOP, which is funded by Company contributions pursuant to the employee stock ownership provision of the ESOP, as well as by voluntary contributions by employees and matching contributions by the Company pursuant to the 401(k) savings provision of the ESOP. The Company's matching contributions under the 401(k) savings provision are based upon 30% of the first 2% of compensation, and 25% of the next 4% of compensation contributed by employees. Employees may contribute up to 15% of compensation per year, subject to a maximum dollar limit. All Company contributions to the ESOP are intended to be held in the ESOP in the form of Common Stock. Employee contributions to the ESOP are invested at the direction of employees from among seven investment funds made available by the ESOP. Each year the Company's Board of Directors determines the amount, if any, that the Company will contribute pursuant to the employee stock ownership provision and the 401(k) savings provision of the ESOP for that plan year. As a result of the Company's financial performance for the fiscal year ended September 27, 1998, the Company contributed $214,000 pursuant to the 401(k) savings provision of the ESOP during the fiscal year ended September 27, 1998. Contributions pursuant to the employee stock ownership provision of the ESOP, plus any forfeitures arising from the termination of employees whose accounts were not fully vested, will be allocated among those participants who (i) completed a year of service that year and are employed on the last day of the year or (ii) retired, died or became disabled that year. Allocations are made pro rata on the basis of annual compensation, excluding compensation in excess of $150,000 and compensation received before joining the ESOP.

    The ESOP is designed to invest in shares of the Company's Common Stock. Benefits will normally be distributed in a lump sum consisting of shares of Common Stock, plus cash representing any fractional shares. Participants receive their benefits when they retire, become disabled, die or terminate service. If participants terminate employment for reasons other than death, disability or retirement, they are entitled to receive only the vested portion of their accrued benefit.

    The assets of the ESOP were most recently allocated to the accounts of all employees, including executive officers, as of September 30, 1998. At that time, $7,005, $10,911, $6,487, $1,493 and $4,533 had been allocated to the accounts of Mr. Spencer, Mr. Miller, Mr. Brown, Mr. Liever and Mr. Fox, respectively.

    The stock ownership afforded under the Employee Stock Option Plan, the Key Officer Plan and the ESOP allows executive officers to acquire a significant, long-term stock ownership position in the Company which serves to align the executives' interests with stockholders' interests.

    OTHER COMPENSATION. The Company provides certain other benefits, such as health insurance, to the executive officers that are generally available to Company employees. In addition, officers of the Company (including the named executive officers) are eligible to participate in a deferred compensation plan, to receive supplemental health insurance coverage and an automobile allowance. For the fiscal year ended September 27, 1998, the amount of additional benefits to each of the named executive officers of the Company did not exceed 10% of the total of annual salary and bonus for each named executive officer.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The base salary for Mr. Miller, Chief Executive Officer, for the fiscal year ended September 27, 1998 was $262,500. Mr. Miller's salary was determined based upon a review of compensation data from several surveys, data from selected peer companies and a review of Mr. Miller's past and expected future contributions to the Company. In lieu of increasing Mr. Miller's salary upon his becoming Chief Executive Officer, the Compensation Committee increased his bonus factor under the Bonus Plan as described above. As a result, Mr. Miller received a bonus of $146,474 under the Bonus Plan for the fiscal year ended September 27, 1998. Based on the Towers Perrin Survey referred to above, Mr. Miller's total cash compensation is in the middle range of executives of those restaurant companies which were the subject of the survey.

                                     Compensation Committee

                                     John T. Gerlach

                                     James F. Carlin, Jr.

                                     Stephen J. Sweeney

PERFORMANCE GRAPH

    The following graph compares the yearly change in the Company's cumulative total shareholder return with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index for fiscal years ended October 2, 1994, October 1, 1995, September 29, 1996, September 28, 1997 and September 27, 1998 based upon the market price of the Common Stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG UNO RESTAURANT CORPORATION, THE S&P 500 INDEX
                         AND THE S&P RESTAURANTS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              UNO RESTAURANT                       S & P

                    CORPORATION    S & P 500       RESTAURANTS
9/93                    $100.00      $100.00           $100.00
9/94                    $144.59      $103.69            $99.56
9/95                    $116.55      $134.53           $142.78
9/96                     $91.22      $161.89           $170.28
9/97                     $96.28      $227.37           $173.36
9/98                     $90.37      $247.93           $216.63

*    $100 INVESTED ON 9/30/93 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF
     DIVIDENDS.
     FISCAL YEAR ENDING SEPTEMBER 30.

    The Performance Graph assumes the investment of $100 on October 4, 1993 in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index, and the reinvestment of any and all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    LEASES. The Company's executive offices are located in two adjacent buildings in West Roxbury, Massachusetts. The first, a three-story building owned by Aaron D. Spencer, Chairman of the Company, is leased to the Company pursuant to a five-year lease, commencing on March 30, 1987, with options to renew for two additional five-year terms. Rent during the initial term of the lease was $30,000 per year. Currently, the second of two five-year options has been exercised at a rate of $43,200 per year. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. The adjacent facility, a two-story building owned by Mr. Spencer's children, is also leased to the Company pursuant to a 15 year lease commencing on February 1, 1990, with options to renew for three additional five-year periods. Rent during the initial five-year period of the lease was $106,800 per year, increasing to $128,160 per year for the next five years, and to $153,792 per year for the final five years of the initial term of the lease. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. Rent during any option term will be 120% of the rent for the prior term of the lease. Management believes that the terms of the leases for the two offices are as favorable as otherwise available in the real estate market. With the two buildings, the executive offices currently consist of approximately 25,000 square feet and house the Company's executive, administrative and clerical offices.

    One of the Company-owned restaurants in Boston, Massachusetts is located on the first floor of a six-story office building owned by Mr. Spencer. Mr. Spencer leased the entire building to the Company pursuant to a five-year lease, which ended on March 29, 1997, at a rent of $162,000 per year. The Company and Mr. Spencer have reached an agreement in principal to extend the lease, and are currently finalizing the documentation. The Company continues to pay $162,000 of rent per year on a tenancy at will basis in the interim. The Company is responsible for all taxes, utilities, insurance, maintenance and repairs. The lease provided that if Mr. Spencer or the Company terminated the lease, a new lease between the Company and Mr. Spencer relating only to the restaurant space of the building would become effective immediately. The Company currently sublets all but the restaurant space at rents which aggregate more than the $162,000 annual rent that it is obligated to pay Mr. Spencer. Management believes that the terms of its occupancy are as favorable as those otherwise available in the real estate market.

    OTHER MATTERS. A corporation, wholly-owned by Craig S. Miller ("Mr. Miller"), President, and Chief Executive Officer of the Company, and his brother, owns two franchised Pizzeria Uno restaurants in San Diego, California and two franchised units in Los Angeles, California, all of which operate under the Company's standard unit franchise agreements. The restaurants are being operated by Mr. Miller's brother and Mr. Miller is not involved in the daily operations of the restaurants. The Board of Directors has determined that the franchise agreements are as favorable as otherwise available from nonaffiliated franchisees.

    On January 23, 1996, the Company loaned Mr. Miller the principal sum of $150,000 pursuant to a promissory note (the "Note"). The Note bears interest at the rate of 7.3% per year payable in arrears on a quarterly basis commencing March 31, 1996. On September 27, 1998, a principal payment of $75,000 was made and the maturity date for the balance of $75,000 has been extended to October 3, 1999. The Note is secured by all of Mr. Miller's real and personal property.

    James F. Carlin, Jr., a Director of the Company, and his adult children control Carlin Insurance Agency, Inc. Carlin Insurance Agency, Inc. provides insurance brokerage services to the Company. It places property and casualty insurance for the Company with various insurance carriers. During the fiscal year ended September 27, 1998, Carlin Insurance Agency, Inc. earned $180,711 in commissions and fees from insurance premiums paid by the Company.

                                 OTHER MATTERS

VOTING PROCEDURES

    The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. The two nominees for director of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Meeting and entitled to vote thereon will be elected directors of the Company.

    Abstentions will have no effect on the outcome of the vote for the election of Directors. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Meeting, will not be counted towards a quorum and will not be voted in the election of directors. Shares of Common Stock held of record by brokers who return a signed and dated proxy, but who fail to vote on the proposal to elect Directors will count towards the quorum but will count neither for nor against the proposal.

INDEPENDENT AUDITORS

    The Board of Directors has appointed Ernst & Young LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending October 3, 1999. Such firm and its predecessor have served continuously in that capacity since 1979.

    A representative of Ernst & Young LLP will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended September 27, 1998, except as follows:

    The executive officers and directors listed in the table below filed a Form 5, on December 24, 1998, reporting, as indicated in the table, one or more of
(i) the allocation of shares of Common Stock as of September 25, 1998 under the Company's Employee Stock Ownership Plan (the "ESOP") to such participant's account, (ii) the grant of stock options under the 1997 Employee Stock Option Plan, (iii) the grant of stock options under the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, and (iv) the grant of stock options under the 1997 Key Officer Stock Option Plan.

                                                                                                          NON-EMPLOYEE
                                                                               EMPLOYEE     KEY OFFICER     DIRECTOR
                                                                             STOCK OPTION      STOCK      STOCK OPTION
NAME                                                        ESOP ALLOCATION      GRANT      OPTION GRANT      GRANT
----------------------------------------------------------  ---------------  -------------  ------------  -------------
Robert M. Brown...........................................            20          17,189        125,000
James F. Carlin...........................................                                                      1,156
Alan M. Fox...............................................            20          12,696        125,000
Paul W. MacPhail..........................................            14                        100,000
Thomas W. Gathers.........................................            18                        100,000
John T. Gerlach...........................................                                                      1,156
Robert M. Vincent.........................................            13                        100,000
Damon Liever..............................................            20                        100,000
Craig S. Miller...........................................            21                        250,000
Aaron D. Spencer..........................................                        37,500
Stephen J. Sweeney........................................                                                      1,156

OTHER PROPOSED ACTION

    The Board of Directors knows of no matters which may come before the Meeting other than the election of directors. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

STOCKHOLDER PROPOSALS

    Proposals which stockholders intend to present at the Company's 1999 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than October 1, 1999. If a proponent fails to notify the Company by December 15, 1999 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Company's 1999 Annual Meeting of Stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 27, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, UNO RESTAURANT CORPORATION AT 100 CHARLES PARK ROAD, WEST ROXBURY, MASSACHUSETTS 02132.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

PROXY                      UNO RESTAURANT CORPORATION                      PROXY


     The undersigned hereby appoints Aaron D. Spencer and Craig S. Miller, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 1999 Annual Meeting of Stockholders of Uno Restaurant Corporation to be held on Tuesday, February 23, 1999, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the Meeting. All previous proxies are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.


                   Continued and to be signed, on reverse side
       (Please fill in the reverse side and mail in the enclosed envelope)


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


-------------------------------------------------------------------------------


The Board of Directors recommends a vote for the election of the nominees as directors.                        Please mark
                                                                                                               your choice   / X /
                                                                                                               as indicated
                                                                                                               in the example

1. Election of Directors:                           Nominees: Craig S. Miller and Paul W. MacPhail

    FOR ALL NOMINEES           WITHHOLD
   (except as marked to        AUTHORITY            FOR except vote withheld from the following nominee(s):
    the contrary)              to vote for all
                               nominees             ------------------------------------------------------------------------------
                                                    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
         /X/                      /X/               THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE.)


                                                                                                    MARK HERE FOR
                                                                                                    ADDRESS CHANGE
                                                                                                    AND NOTE AT LEFT
                                                                                                           /X/


                                                                                (Signatures should be the same as the name printed
                                                                                hereon. Executor, Administrators, trustees,
                                                                                guardians, attorneys, and officers of corporations
                                                                                should add their titles when signing.)


                                                                                Signature:
                                                                                          -----------------------------------------

                                                                                Signature:
                                                                                          -----------------------------------------

                                                                                Date:
                                                                                     -----------------------------------------------

                                                                                Date:
                                                                                     -----------------------------------------------


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